REAL ESTATE SALE CONTRACT
1.PARTIES. This Real Estate Sale Contract (“Contract”), dated as of February 21, 2012 (“Effective Date”), is made by Extell Orion Holdings LLC, a Delaware limited liability company (“Seller”), and American Realty Capital III, LLC a Delaware limited liability company (“Buyer”).
2.    PROPERTY. Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the price and upon the terms and conditions set forth in this Contract all of Seller’s right, title and interest in the following:
(a)    (i) Retail Unit A (“Retail Unit A”), (ii) Retail Unit B (“Retail Unit B”), (iii) Trash/Storage Unit (“Trash/Storage Unit”), and (iv) Garage Condominium Unit (“Garage Unit”), all in the Orion Condominium (“Orion”) all as more particularly described in Exhibit A attached hereto and incorporated herein by reference (Retail Unit A, Retail Unit B, the Trash/Storage Unit and the Garage Unit are collectively the “Units”);
(b)    an undivided interest in the Common Elements of the Orion as allocated to the Units, (and in the Limited Common Elements of the Orion, to the extent the same are allocable to the Units under the Plan) as follows: Retail Unit A: 0.2614%, Retail Unit B: 1.1838%, Trash/Storage Unit: 0.2135% and Garage Unit: 5.7224%;
(c)    all right, title and interest of Seller, if any, in and to the fixtures, equipment, building equipment and leasehold improvements owned by Seller and used exclusively in connection with the Units and other personal property attached or appurtenant to the Units (“Personal Property”);
(d)    all easements, covenants, servitudes and other rights and interests now belonging or appertaining to, or compromising a part of the Units;
(e)    all tenant leases in place as of Closing (“Leases”), together with all security deposits paid under the Lease, all as shown on the rent roll annexed hereto and made a part hereto as Exhibit B (“Rent Roll”) (which definition shall be revised to include the Starbucks Lease (hereinafter defined) if the same is executed by Seller prior to Closing); and
(f)    all other appurtenances to the Units.
The properties that are the subject of this Contract are known as Retail Unit A (Block 1032/Lot 1002), Retail Unit B (Block 1032/Lot 1554), Trash/Storage Unit (Block 1032/ Lot 1555) and Garage Unit (Block 1032/Lot 1001), Orion Condominium, 350 West 42nd Street, Borough of Manhattan, City, County and State of New York. The Units are designated and described in the declaration (“Declaration”) establishing a plan for condominium ownership of the building in which the Units are located under Article 9‑B of the Real Property Law of the State of New York (“Condominium Act”), dated February 22, 2006 and recorded in the New York County office of the Register of the City of New York (“City Register’s Office”) on March 1, 2006 as CRFN 2006000115052, and also designated on the Floor Plans of said building, certified by John Cetra, on February 13, 2006, and filed in the Real Property Assessment Department of the City of New York on February 25, 2006 as Condominium Plan No. 1531, also filed in the City Register’s Office on March 1, 2006, as CRFN 2006000115053 (“Floor Plans”). Such real estate and other property shall be collectively referred to in this Contract as the “Property.”
Notwithstanding any allocation of the Purchase Price (hereinafter defined), Seller is obligated to convey, and Buyer is obligated to purchase, all of the Units as if they were one and the same property, upon and subject to the terms and conditions of this Contract (with the exception of the Storage/Trash Unit in the event the Condo Board exercises the ROFO (hereinafter defined). Seller’s failure or inability to convey any Unit in accordance with the terms of this Contract or Buyer’s failure or inability to purchase any Unit in accordance with the terms of this Contract shall constitute a failure or inability with respect to all Units entitling the other party to all of its rights and remedies in respect of such failure or inability as set forth in this Contract.
3.    PURCHASE PRICE. The purchase price (“Purchase Price”) is $20,700,000, which Buyer agrees to pay (i) $1,035,000 in immediately available funds to be delivered to Chicago Title Insurance Company, having an address at 1515 Market Street, Suite 1325, Philadelphia, Pennsylvania 19102-1930 (“Escrow Agent”) within three (3) Business Days following Buyer’s receipt of a fully executed counterpart of this Contract as earnest money (“Earnest Money”), (ii) $1,035,000 in immediately available funds within three (3) Business Days following the expiration of the Due Diligence Period (defined below), which shall, upon receipt by Escrow Agent, also be deemed part of the Earnest Money hereunder; and (iii) the balance in immediately available funds at Closing, adjusted at Closing for prorations, closing costs and other agreed expenses and to the extent set forth below. The parties agree that the value of the Personal Property is de minimis, and no part of the Purchase Price is allocated to it.
The Purchase Price shall be allocated as follows:
Unit Designation:                Allocated Purchase Price:
Retail Unit A                     $2,400,000.00
Retail Unit B                     $5,500,000.00
Trash/Storage Unit                 $950,000.00
Garage Unit                    $11,850,000.00
   TOTAL                          $20,700,000.00

4.    CLOSING DATE. Subject to all the provisions of this Contract, the closing of this Contract (“Closing”) shall take place via escrow delivery facilitated through the Title Company (hereinafter defined) on the date that is thirty (30) days following the expiration of the Due Diligence Period (or if such date is not a Business Day, the first (1st) Business Day thereafter) (“Closing Date”), and possession shall be delivered to Buyer at Closing; subject, however, to (a) Buyer’s one time right to adjourn the Closing Date for up to thirty (30) days by (i) delivering written notice of such extension to Seller and (ii) depositing an additional deposit of $1,035,000, which, upon receipt by Escrow Agent, shall become part of the “Earnest Money” hereunder, both at least three (3) days prior to then-scheduled Closing Date (b) Seller’s right to adjourn the Closing Date one (1) or more times, but in no event beyond June 30, 2012, TIME BEING OF THE ESSENCE as to Seller’s obligation to obtain the No-Action Letters or Plan Amendment (defined below), (c) either party’s right to extend the scheduled Closing Date for three (3) Business Days, by giving written notice thereof to the other party on or prior to the then-scheduled Closing Date, and (d) extensions of the scheduled Closing Date as expressly permitted elsewhere in this Contract; with the scheduled Closing Date, as same may be adjusted as provided in the foregoing clauses (a)‑(d), being TIME OF THE ESSENCE. Notwithstanding the foregoing, if Seller is authorized to extend the Closing Date hereunder for the purpose of obtaining one or more SNDAs, Seller’s inability to obtain the No Action Letters or Plan Amendment (defined below) shall not constitute a default hereunder or constitute a reason for Buyer to terminate this Agreement.
(a)    If Seller shall not have obtained the No-Action Letters or Plan Amendment at least five (5) Business Days prior to the then scheduled Closing Date, then the Closing Date may be extended by either Seller or Buyer without an additional deposit, and, in all events, the original scheduled Closing Date hereunder shall in no event be earlier than the date which is five (5) Business Days after Seller shall obtain the No-Action Letters or Plan Amendment and provide written notice thereof to Purchaser and the Title Company.
(b)    In the event the Closing does not occur on or before June 30, 2012 due to Seller’s inability to obtain the No-Action Letters or Plan Amendment, or due to any other default by Seller or impediment to Seller’s ability to close, with the exception of Seller’s failure to deliver an SNDA (hereinafter defined) as set forth in subparagraph 4(c) immediately following, in which instance the Closing Date shall be extended as set forth below, Buyer shall have the unilateral right to terminate this Contract upon three (3) days written notice to Seller, in which event, the Earnest Money, and all interest earned thereon shall be returned to Buyer, and thereafter neither of the parties hereto shall have any rights or obligations to the other hereunder with the exception of the Surviving Obligations (defined below).
(c)    In the event that Seller has exercised commercially reasonable efforts to obtain the SNDAs prior to June 30, 2012 and has not obtained the same from either or both of the tenants of Retail Unit B and/or the Garage Unit (and from Starbucks if the Starbucks Lease has been signed), the Closing Date shall be extended up to but no later than December 31, 2012 to allow Seller to exercise all rights available to it under the applicable leases to obtain the same. In the event that as of December 31, 2012, the Seller has been unable to deliver such SNDAs, or due to any other default by Seller or impediment to Seller’s ability to close, Buyer shall have the unilateral right to terminate this Contract upon three (3) days written notice to Seller, in which event, the Earnest Money, and all interest earned thereon shall be returned to Buyer, and thereafter neither of the parties hereto shall have any rights or obligations to the other hereunder with the exception of the Surviving Obligations.

The Closing shall be consummated in escrow through the Title Company. Neither party shall be required to be present at the Closing, unless otherwise agreed to by the parties. Buyer and Seller agree to cause all documents and deliverables required to be delivered by the parties hereunder, by Orion and by any necessary third parties, to be delivered to the Title Company prior to the Closing Date, and the Title Company shall disburse the documents and funds on the Closing Date in accordance with the requirements of this Contract.
5.    DUE DILIGENCE PERIOD. For the period commencing on the Effective Date and expiring on the date that is ten (10) Business Days (hereinafter defined) after the Effective Date (the “Due Diligence Period”), Buyer shall have the right to inspect the Property and review the Due Diligence Materials listed on the attached Exhibit C, which Buyer hereby acknowledges and agrees it has previously received, from Seller, and to complete any other due diligence, as shall reasonably be determined by Buyer.
(a)    Subject to the rights of tenants, Buyer, its attorneys, engineers and other representatives, will have access to the Property on Business Days between the hours of 9:30 a.m. and 5:30 p.m. upon 24 hours’ advance notice to Seller, for the purpose of non-intrusive inspection of the physical condition of the Property. Buyer agrees to repair any damage to the Property arising from its inspections and to indemnify, defend and hold Seller harmless from and against all actual claims, costs, demands and reasonable out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, court costs and other legal expenses, resulting from these inspections, except to the extent arising from Seller’s negligence or willful misconduct. Seller reserves the right to have a representative present while Buyer or Buyer’s representatives conduct any such investigations. Buyer and Buyer’s representatives and their agents shall not unreasonably interfere with the business activity of tenants or any persons occupying or providing services at the Property. Buyer and Buyer’s representatives shall not conduct any physically intrusive testings on or under the Property without first obtaining, in each instance, Seller’s written consent and, upon Seller’s request, entering into an Access and Inspection Agreement in form reasonably acceptable to Seller, which consent of Seller shall not be unreasonably withheld, delayed or conditioned. Upon Seller’s request, Buyer shall provide evidence of insurance coverage in an amount reasonably satisfactory to Seller to cover Buyer’s obligations under this paragraph. Buyer’s obligations imposed by this paragraph shall survive termination of this Contract. In addition, Buyer shall be permitted (i) to review the books and records of Seller with respect to the Units, the Leases and matters relating thereto; (ii) to review the Condo Documents (hereinafter defined), as well as the minutes of the meetings of the Condo Board (hereinafter defined) of the Orion at the managing agent’s offices; (iii) to participate in discussions with authorized representatives of Starbucks Corporation (“Starbucks”), Newmark Knight Frank (“Newmark”) and any and all other brokers and attorneys involved with the negotiation of the Starbucks Lease (defined below) so long as Seller facilitates (and Seller hereby agrees to so facilitate in good faith upon request from Buyer), and representatives of Seller participate in and are present at, such discussions (iv) to review title and a survey of the Property; (v) to perform a non-physically intrusive engineer’s inspection of the Property and/or a Phase I environmental site assessment, and to the extent any additional environmental inspections or testing is recommended by Buyer’s environmental engineer the same may be permitted at Seller’s sole discretion pursuant to the terms set forth above; (vi) to review all term sheets, letters of intent, rounds of lease comments or other similar documentation executed and/or exchanged between Seller and Starbucks related to the Starbucks Lease; and (vii) to conduct such other non-physically intrusive due diligence as Buyer, in Buyer’s sole but commercially reasonable discretion, shall determine to be necessary.
(b)    Buyer shall have the unconditional right, for any reason, or no reason, to terminate this Contract by delivering written notice of such termination to Seller prior to 6:00 p.m. on the last day of the Due Diligence Period, in which instance this Contract shall become null and void, the Earnest Money together with all interest earned thereon shall be refunded to Buyer (without any right for Seller to object to the release of the Earnest Money), and neither party shall have any further rights or obligations hereunder except those obligations that specifically survive this Contract by their terms (the “Surviving Obligations”).
6.    PRORATIONS AND DELINQUENT RENTS. Except as otherwise specifically provided herein, Buyer and Seller shall adjust as of midnight of the day preceding the Closing the items hereinafter set forth. If any such items are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the amount is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected. The obligations set forth in this Paragraph 6 shall survive the Closing. Subject to the further provisions of this paragraph, the items to be adjusted are:
(a)    Rent and additional rent paid by tenants under the Leases; with respect to rents for escalations or pass-throughs for real estate taxes, operating expenses, condominium common charges and similar items (“Overage Rents”) such amounts shall be prorated based upon the accounting period in which the Closing Date occurs. If Seller receives any installments of Overage Rent prior to the Closing which are attributable to periods from and after the Closing Date, such sums shall be apportioned as of the Closing Date. If Seller receives any installments of Overage Rent after the Closing which are attributable to periods from and after the Closing Date, the same shall be paid to Buyer promptly following receipt thereof by Seller and if Buyer receives any installments of Overage Rent attributable to periods prior to the Closing Date, such sums, less reasonable collection costs in all instances, shall be paid to Seller promptly following receipt thereof by Buyer. If Overage Rents are required to be paid monthly based upon estimated amounts for the period in question, then such Overage Rents shall be prorated based upon such estimated amounts, i.e., Seller shall retain all monthly installments prior to the Closing Date, Buyer shall be entitled to all monthly installments on and after the Closing Date, and the installment for the month of Closing shall be prorated between the parties. Promptly following final reconciliation of Overage Rents and collection from, or refund to, the tenants, the parties will finally adjust such Overage Rents for the year in which the Closing occurs. To the extent any amounts are paid or payable by a tenant under a Lease to Seller in advance of the period to which such expense relates, such amounts shall be apportioned as provided above based upon the period for which such payments are being made.
(b)    If the Master Lease (hereinafter defined) is executed at Closing, that portion of the Monthly Rent (defined below), prorated daily, due for the remainder of the month in which the Closing occurs (the “Monthly Rent Credit”).
(c)    The Work Credit (hereinafter defined), if any, and the Rent Abatement Credit (hereinafter defined) in connection with the Starbucks Lease, unless the same is to be deposited in escrow as provided below.
(d)    Cash Security Deposits held by Seller under the Leases on the Closing Date (which shall, at Buyer’s option, either be credited to Buyer at Closing, if possible, or assigned to Buyer at Closing).
(e)    Utility charges due with respect to the Units and not payable directly by tenants; if such charges are metered, Seller shall endeavor to arrange final meter readings, and if final meter readings are not available at Closing, proration shall be based upon the last available reading and subject to adjustment after the Closing when the next reading is available.
(f)    The real estate taxes, water charges (which shall be based upon final water meter readings obtained by Seller prior to Closing), vault charges, business improvement district charges, and sewer rents assessed against the Units on the basis of the fiscal year for which assessed to the extent not payable directly by tenants (provided, however, that if a tenant is in default under its Lease at Closing or subject to a bankruptcy proceeding, the same shall be adjusted as if such items are not payable by the tenant).
(g)    The Common Charges assessed against the Units pursuant to the Declaration.
(h)    Any other item of cost or expense incurred or payable with respect to the ownership, use or operation of the Units and customarily apportioned at commercial real estate closings in New York City, apportioned on the basis of documentary evidence of payments made or due for goods, services and obligations therefor, based on documentary basis of payment or incurring of costs or expenses.
(i)    Any other item that under the terms of this Contract is to be apportioned at the Closing.
If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes under clause (a) above at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionments of taxes shall be recomputed. Any discrepancy resulting from such recomputation shall be promptly corrected, which obligations shall survive the Closing.

If on the Closing Date any tenant under any Lease is in arrears in the payment of rent, such rent shall not be prorated at Closing and rents received from such tenant(s) after the Closing Date, net of reasonable costs of collection, shall be applied in the following order of priority: (i) first, to the month in which the Closing occurred, (ii) then to the month or months following the month in which the Closing occurred, but only to the extent that the payment after the Closing Date exceeds the amount then currently due and payable for any period after the Closing Date, and (iii) then to the period prior to the month in which the Closing occurred. Seller shall, at Closing, assign to Buyer all rental arrears and any and all pending claims relating thereto, including, without limitation, any pending landlord-tenant summary or other proceedings in which Seller is the plaintiff/petitioner, and shall promptly pay to Buyer any rents Seller receives after Closing (to be apportioned in the manner set forth above). In no event shall Seller apply any security deposits to rent arrears prior to the Closing.
If as of Closing, any or all of the Units shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments of which the first installment is then a charge or lien, or has been paid, then (i) if such assessment was made prior to the date of this Contract, such assessment shall be payable in full by Seller on or before the Closing Date or (ii) if such assessment shall be made subject subsequent to the date of this Contract but prior to Closing, the installment for the year in which Closing occurs shall be apportioned between Seller and Buyer as of 11:59 p.m. of the day immediately preceding Closing and Buyer shall be responsible for any installments due thereafter unless and to the extent the same is paid in arrears.
The parties will endeavor to complete all post-Closing prorations as soon as practicable after Closing, and in any event within ninety (90) days thereafter, and shall cooperate in providing any necessary documentation and information in connection with such prorations.
7.    Seller shall convey, and Buyer shall accept title to the Property free and clear of all liens and encumbrances, subject only to (a) the Permitted Exceptions (as defined below), and (b) ALTA standard printed exceptions other than those that can be removed by a customary title affidavit of Seller.
(a)    Buyer acknowledges that (i) it has received and reviewed the Certificate and Report of Title (File No. NLT-20660-NY-10) from First American Title Insurance Company of New York (“First American”) dated as of May 19, 2010 (“Title Evidence”), a copy of Schedule B of which is annexed as Exhibit D hereto, (ii) it approves the Permitted Exceptions, and (iii) the Property shall be conveyed to Buyer subject only to the Permitted Exceptions and the ALTA standard printed exceptions as set forth in (b) above.
(b)    Buyer shall be entitled to order a new title report from Chicago Title Insurance Company (“Title Company”) updating the Title Evidence, and if any such update reflects any title exceptions that are not listed on Exhibit D and are not Permitted Exceptions (the “Non-Permitted Exceptions”), Buyer shall give written notice thereof to Seller within five (5) Business Days of Buyer’s receipt of such update, and Seller shall (i) eliminate any and all of the Non-Permitted Exceptions that may be removed by the payment of a liquidated sum of money not in excess of $500,000 (the “Removal Amount”), in the aggregate (except in the case of (ii) hereinbelow, in which case there shall be no monetary limit upon the amount to be paid by Seller for the removal of such Non-Permitted Exceptions), and (ii) pay for and remove (1) those Non-Permitted Exceptions knowingly, voluntarily or intentionally caused or permitted to be filed of record by Seller and (2) judgments, penalties and/or fines for violations affecting the Property, liens (including, without limitation, mechanic’s liens and federal and state tax liens), and mortgages against Seller and any payments required thereby. A copy of the title report delivered to Seller's attorney shall constitute Buyer's notice of title defects with respect to the matters set forth therein which are not Permitted Exceptions and which in fact and in law render title to the Premises uninsurable in accordance with the terms and conditions of this Contract. Seller shall have the right to adjourn the Closing Date, from time to time, up to sixty (60) days in the aggregate (but in no event later than June 30, 2012) for the purpose of removing/eliminating such Non-Permitted Exceptions. In the event that there exist Non-Permitted Exceptions that Seller is not required to remove and Seller elects not to remove such Non-Permitted Exceptions, Buyer may elect, within ten (10) Business Days after notice from Seller to Buyer that Seller elects not to remove the same, to either (i) not consummate the transactions contemplated hereby, in which event this Contract shall be terminated and of no further force and effect, the Earnest Money shall be returned to Buyer together with all interest earned thereon, and thereafter neither of the parties hereto shall have any rights or obligations to the other hereunder or (ii) consummate the transactions contemplated hereby subject to such additional exceptions and proceed to Closing with a credit at Closing to be applied against the Purchase Price in an amount equal to the cost to cure or remove such additional exception(s) but not to exceed the Removal Amount. Failure of Buyer to send written notice of the election available to it pursuant to the preceding sentence within such ten (10) Business Day period shall be deemed an election by Buyer to close under clause (ii) of the preceding sentence.
(c)     “Permitted Exceptions” means:
(i)    all matters set forth on Schedule B of the Title Evidence attached as Exhibit D hereto; provided, however, that the following exceptions shall not be deemed to be Permitted Exceptions and Seller agrees to remove the same prior to the Closing: #1 shall be modified to note “none now due and payable; #2; #4 shall be limited to tenants under the Leases; #7, #8, with respect to #12, Seller agrees to use reasonable efforts to either cause the sidewalk lien to be omitted from Buyer’s title insurance policy or obtain an assurance letter or other agreement from the Condo Board that such sidewalk lien shall not be the responsibility of the Buyer post-closing, and with respect to #15, the parties acknowledge that in the event the Condo Board does not exercise the ROFO, Seller has agreed to deliver evidence reasonably satisfactory to the title company that the Condo Board has waived its ROFO with respect to the Closing under this Contract.
(ii)    the Declaration, the Floor Plans, bylaws and all other documents governing the Orion of record as of the date of this Contract, and any document recorded after the date hereof to the extent the same do not affect the Units (“Condo Documents”);
(iii)    zoning, environmental, municipal, building and all other laws applicable to the ownership, use or development of, or the right to maintain or operate the Property, provided same do not (i) prohibit or interfere in any material respect with the current use of the Units for the purposes described in the Leases; (ii) impose any additional monetary obligation on Buyer; or (iii) require the removal of any part of the Units constituting the Property;
(iv)    liens for unpaid real property taxes, assessments, charges, rents and any other governmental charges with respect to the Property (but not fines or penalties), which are not yet due and payable and are apportioned in accordance with the provisions of this Contract;
(v)    the Leases, or such of them as shall be in effect on the Closing Date, and the rights of the tenants thereunder as tenants only;
(vi)    all matters that would be set forth on an accurate Survey of the Property, provided same do not (i) render title to the Property unmarketable, (ii) prohibit the current use and occupancy of the Property, (iii) prohibit Purchaser’s intended use of the Property for the purposes described in the Leases or (iv) require the removal of any part of the Property;
(vii)    all matters set forth in the title report issued by the Title Company that are not listed on Exhibit D (other than those objected to in Section 7(b) above);
(viii)    all rights, if any, for electricity, gas, telephone, water, cable television and any other utilities to maintain and operate lines, cables, poles and distribution boxes in, over and upon the Units or building in which the Units are is located, provided same do not (i) prohibit or interfere in any material respect with the current use of the Units for the purposes described in the Leases; (ii) render title to the Property uninsurable, at regular rates; or (iii) require the removal of any part of the building constituting the Property;
(ix)    possible minor projections and/or encroachments of retaining walls, foundations, stoops, areas, steps, sills, trim, cornices, standpipes, fire escapes, coal chutes, casings, ledges, water tables, lintels, porticos, keystones, windows, hedges, copings, cellar doors, sidewalk elevators, fences, fire escapes and the like, or similar projections or objects upon, under or above any adjoining buildings and/or streets or avenues or those belonging to adjoining premises which encroach upon the Units or building in which the Units are located, or within any set back areas, provided same do not (i) render title to the Property unmarketable, (ii) prohibit the current use and occupancy of the Property, (iii) prohibit Buyer’s intended use of the Property for the purposes described in the Leases or (iv) require the removal of any part of the Property;
(x)    any financing statements, chattel mortgages, conditional bills of sale or other form of security interest against personalty not owned by Seller, no longer located on the Property and filed more than five years prior to the Closing Date (and not timely renewed);
(xi)    possible non-material variations between the tax diagram or the tax map and the record description;
(xii)    consents of record prior to the date of this Contract by Seller or any former owner of the Units or the building is which the Units are located for the erection of any structure or structures on, under or above any streets or roads in front of or adjoining the Units or building in which the Units are located; and
(xiii)    all such notes or notices of violations of law or municipal ordinances, orders or requirements affecting the Property by any federal, state, county or municipal department, agency, authority or bureau having or asserting jurisdiction (including those laws described in subparagraph (iii) above), except that Seller shall pay at or before the Closing, any and all monetary liens, fines, fees, penalties, and interest imposed with respect to such notices or violations through the Closing Date.
8.    SELLER REPRESENTATIONS. Seller hereby represents and warrants to Buyer as of the date hereof and as of Closing, subject to the provisions of subparagraphs (1)‑(3) of this Paragraph 8 that:
(a)    Seller is a limited liability company organized and in good standing under the laws of the State of Delaware, is duly qualified to conduct business in the State of New York, and has the power and authority to enter into and perform its obligations under this Contract.
(b)    Seller is fully authorized to execute and deliver this Contract, to perform all of its obligations hereunder, and to consummate the transactions contemplated herein. Seller has obtained all consents and approvals required in connection with such execution, delivery, performance and consummation. With the exception of the required No Action Letters or Plan Amendment, the execution, delivery and performance of this Contract does not require the consent or approval of any court, administrative or governmental authority and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any material agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets. The individual executing this Contract on behalf of Seller has the authority to bind Seller to the terms of this Contract. Neither the execution and delivery of this Contract nor the performance of Seller’s obligations hereunder conflict with or will result in a breach of Seller’s organizational documents, applicable law, or any agreement to which Seller is a party or by which Seller or the Property is bound.
(c)    No bankruptcy, insolvency or similar proceedings are pending against or with respect to Seller.
(d)    To Seller’s knowledge as of the date of this Contract, the Rent Roll is true, correct and complete in all respects and there are no Leases of any of the Units other than those set forth therein. Notwithstanding anything to the contrary in this Contract, Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant. Notwithstanding the foregoing or anything to the contrary contained herein, it shall be a condition precedent to Buyer’s obligation to close on the purchase of the Units on the Closing Date that (i) the tenant of Retail Unit B and/or the Garage Unit (and Retail Unit A solely if the Starbucks Lease is executed prior to Closing) have not (A) terminated either of their respective Leases; (B) vacated either of their respective Units; (C) delivered notice to Seller of such tenant’s intention to terminate either of their respective Leases and/or vacate either of their respective Units; (D) assigned or sublet, or requested Seller’s permission to assign or sublet, either of their respective premises, unless done pursuant to and in accordance with the terms of their applicable Leases; (E) filed for bankruptcy; or (F) delivered notice to Seller of such tenants intention to file for bankruptcy in the next sixty (60) days and (ii) that the Rent Commencement Date shall have occurred under the Lease for Retail Unit B.
(e)    Seller has delivered to Buyer true, correct and complete copies of the Leases listed on the Rent Roll and all amendments, modifications, supplements, guaranties, letters of credit, consents and other ancillary documents. All of the Leases are in full force and effect.
(f)    Except as is otherwise specifically addressed herein regarding the Starbucks Lease, Seller has completed all of its material obligations and all of “Landlord’s Work” under the Leases including any punch list items, and has delivered to the tenants all sign offs and other documentation required by the applicable Lease, and all tenant improvement allowances, contributions, lease buyout costs and other tenant inducements and concessions under the Leases have been paid or will be paid prior to Closing.
(g)    With the exception of the Starbucks Lease, which is separately discussed, there are no rental arrearages owed under the Leases except as shown on the Rent Roll.
(h)    With the exception of the Starbucks Lease, which is separately discussed, there is no free rent, rent abatements or other financial concessions owed to tenants under the Leases except as shown on the Rent Roll.
(i)    With the exception of the Starbucks Lease, which is separately discussed,

there are no security deposits under the Leases except as shown on the Rent Roll.
(j)    To Seller’s knowledge, there are no uncured tenant or Seller defaults and Seller agrees to inform Buyer of any tenant or Seller defaults between the date of this Contract and the Closing. Seller has not received any written notice from any tenant claiming that Seller, as landlord, is in default, which default remains uncured, nor does Seller have any knowledge that it is in default.
(k)    The rents set forth on the Rent Roll are the actual rents billed or to be billed by Seller to the tenants, and the actual amounts paid or payable by the tenants.
(l)    Except as set forth in the Leases, no other or additional renewal or extension options have been granted to the tenants.
(m)    None of the tenants has made any request for any assignment, transfer, or subletting in connection with all or a portion of the Units which is presently pending or under consideration.
(n)    With the exception of the Starbucks Lease, no brokerage commission or leasing commission or compensation of any kind will be earned or due in connection with the Leases at Closing that is or could be Buyer’s obligation or result in a lien or claim against the Property. Seller shall be solely responsible for the payment of any brokerage or leasing commission due in connection with the Starbucks Lease, and such obligation shall survive the Closing hereunder. This obligation shall survive the Closing.
(o)    There are no service contracts, management agreements, union contracts, leasing or brokerage agreements or other agreements affecting the Property or the operation thereof that shall be in effect at Closing. Without the prior written consent of Buyer, Seller shall not enter into any new such contracts or agreements or amend, modify or extend any existing contracts and agreements that will be in effect as of Closing.
(p)    There are no employees working at or in connection with the Property for whom Buyer will have any responsibility or liability after the Closing.
(q)    Other than as listed on Exhibit E, there are no labor disputes, litigation or proceedings pending or, to the knowledge of Seller, threatened against or related to Seller or the Property, or the operation thereof.
(r)    There are no contracts or other obligations outstanding for the sale, exchange or transfer of the Property or any portion thereof.
(s)    No person, firm, or entity, and none of the tenants, has any rights in, or rights to purchase or acquire all, or any part of the Property, including, without limitation, a right of first refusal, right of first offer or option to purchase with respect thereto other than Buyer hereunder and the Orion Condominium’s right of first offer with respect to the Storage/Trash Unit (the “ROFO”). Seller shall send notice to the condominium board governing the Orion (“Condo Board”) that Seller intends to sell the Storage/Trash Unit, and the Condo Board is required to exercise its rights under the ROFO within thirty (30) days of receipt of such notice. If the Condo Board exercises the ROFO, (i) the Purchase Price hereunder shall be reduced by $950,000.00, (ii) the description of the “Property” shall be modified to exclude the Storage/Trash Unit and the undivided interest in the Common Elements of the Orion as allocated to the Trash/Storage Unit, and (iii) Buyer’s and Seller’s obligations hereunder shall otherwise be modified accordingly to remove Seller’s obligation to convey the Storage/Trash Unit to Buyer and Buyer’s obligation to acquire Storage/Trash Unit from Seller.
(t)    Seller is not a, and is not acting directly or indirectly for or on behalf of any, person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Persons,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.
(u)    All bills and claims for labor performed and materials furnished at the Units have been, or shall be, paid in full by Seller on or before the Closing Date. If required, Seller shall execute and deliver an affidavit to such effect (in form and substance reasonably satisfactory to Buyer and the Title Company) at Closing.
(v)    Seller has not received notice from any of the tenants, from the holder of any mortgage, or from the Orion, requesting the performance of any repairs, alterations or other work, or for the correction of any defaults under any agreements, ordinances, rules or otherwise with respect to the Units, which shall remain uncured on the Closing Date.
(w)    Seller has not received any written notice (i) from any applicable governmental authority of any “hazardous materials” or “hazardous wastes”, as defined, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), or any local law, rule, regulation, or code relating to health or the environmental or another applicable Federal, State or local environmental laws (“Environmental Laws”) at, on, around or under the Property or the Units, or migrating from the Property or the Units, in violation of any Environmental Laws; or (ii) of any pending actions, suits, claims and/or proceedings claiming that Seller, any of the tenants or the Units is in violation of any Environmental Laws.
(x)    There are no assessments presently outstanding against the Units, and Seller has not received any written notice from the Orion (or from its authorized representatives) that any Unit is under consideration for or subject to any special assessment or other charge under, the Declaration, By-laws and/or rules or regulations of the Orion.
(y)    Seller has received no notice that the eligibility of the Units for 421A abatement is subject to challenge or revocation.
(z)    Seller is not a “foreign person” as defined in the Code Withholding Section.
With respect to the representations, covenants and warranties of Seller set forth in this Contract:
(1)    A representation of Seller shall be deemed untrue or incomplete only if (i) Buyer did not have actual knowledge that such representation is untrue prior to the date hereof, (ii) such representation is factually untrue or incomplete, (iii) Buyer shall, or is reasonably expected to, suffer financial injury in excess of $50,000 (“Floor”) in the aggregate with respect to all such representations hereunder, and (iv) Seller does not credit Buyer an amount equal to the damages in the event the Floor is exceeded.
(2)    In the event Buyer discovers a breach of a Seller’s representation at or prior to Closing in excess of the Floor (as opposed to a change in circumstances occurring after the date hereof, which shall not be deemed to be a breach by Seller), Buyer’s sole right and remedy arising by reason of any such untrue or incomplete representation shall be to terminate this Contract and receive a refund of the Earnest Money and all interest earned thereon, together with Buyer’s reasonable out-of-pocket expenses relating to this Contract, including its due diligence expenses and any expenses incurred in arranging financing to purchase the Units, whereupon neither party shall have any further rights or obligations under this Contract, in no event to exceed $75,000.
(3)    Except as otherwise provided herein, all of Seller’s representations hereunder shall be deemed merged in the Closing hereunder and documents delivered in connection herewith shall not survive the conveyance of the Property to Buyer. The acceptance by Buyer of the Deed(s) (hereinafter defined) shall constitute conclusive proof that Seller has performed all of its obligations under this Contract and shall have no further or continuing obligations or liabilities to Buyer arising under or by virtue of this Contract or out of the transactions contemplated by the parties hereto, except as may be expressly set forth in this Contract. Notwithstanding the foregoing, Seller’s representations shall be repeated at Closing, shall be true and accurate in all material respects as of the Closing Date, and shall survive Closing for a period of nine (9) months, except that Buyer shall have no right or claim in respect of any such representation after the Closing to the extent such claims exceed $1,250,000 (“Cap”).
9.    BUYER REPRESENTATIONS. Buyer hereby represents and warrants to Seller, as of the date hereof and as of Closing, that:
(a)    Buyer is a limited liability company organized and in good standing under the laws of the State of Delaware, are duly qualified to conduct business in the State of New York, and has the power and authority to enter into and perform its obligations under this Contract.
(b)    Buyer is fully authorized to execute and deliver this Contract, to perform all of its obligations hereunder, and to consummate the transactions contemplated herein. Buyer has obtained all consents and approvals required in connection with such execution, delivery, performance and consummation. The individual executing this Contract on behalf of Buyer has the authority to bind Buyer to the terms of this Contract.
(c)    Neither Buyer, nor any Person who owns any direct or indirect equity or other interest in or controls Buyer is (I) identified on (a) the List of Specially Designated Nationals and Blocked Persons promulgated by the U.S. Department of the Treasury Office of Foreign Assets Control, and any successor thereto, from time to time or (b) any other Governmental List, or otherwise qualifies as a Prohibited Person, or (II) in violation of any applicable Anti-Terrorism Law. No funds or assets directly or indirectly invested in Buyer constitute the property of or are beneficially owned, directly or indirectly, by any Person which is (A) identified on any Governmental List, or otherwise qualifies as a Prohibited Person or (B) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable law, rule or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Law.
The provisions of this paragraph shall survive Closing hereunder.
10.    COVENANTS OF SELLER.
(a)    Subject to the provisions of subparagraphs (1) through (3) of Paragraph 8 of the Contract, during the term of this Contract, Seller covenants and agrees that it:
(i)    shall not renew or extend the term of any existing Lease, amend or modify any Lease, or enter into a new Lease (with the exception of the Starbucks Lease, subject to the provisions of Paragraph 30 below), in each case without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole and absolute discretion;
(ii)    shall continue to operate the Property as it has done in the past and as required by the Leases and the Condo Documents;

(iii)    shall maintain all existing insurance it carries on the Property;
(iv)    comply with the terms and provisions of all existing Leases, service contracts and other obligations in all material respects;
(v)    shall not amend or request an amendment to the Condo Documents in a manner that would adversely affect the Units without the prior consent of Buyer, which consent may be granted or withheld in Buyer’s sole and absolute discretion;
(vi)    shall deliver to Buyer copies of all notices of default, notices of violations at the Property, and notices of amendments to the Condo Documents and notices of any condominium assessments to be issued which are received by Seller;
(vii)    except as set forth in subparagraphs (i) and (v) above, shall not voluntarily permit new encumbrances on the Property;
(viii)    shall not take, or omit to take, any action that would have the effect of violating any of the representations, warranties, covenants and agreements of Seller contained in this Contract.
(b)    Notwithstanding anything to the contrary contained in this Contract, during the term of this Contract, Seller reserves the right, but is not obligated, to institute summary proceedings against any tenant or terminate any Lease in the event such tenant is in monetary default under its Lease. In connection therewith, however, Seller shall not return or reduce any security deposits to any tenant unless Seller has regained legal and physical possession and control of the property subject to the applicable Lease, and agrees that it will not apply any security deposit during the term hereof.
(c)    Seller shall cooperate with Buyer, both prior to and after the Closing, in connection with any and all information requests made by or on behalf of Buyer, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following (to the extent applicable): (i) monthly historical income statements for the Units for 2010 and 2011; (ii) monthly historical income statements for the Units for 2012, year to date; (iii) five (5) years of annual historical occupancy and rent for each Unit; (iv) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (v) the most current financial statement for each of the Tenants to the extent such current financial statements are in the possession of Seller or its managing agent. In addition, Seller shall cooperate with Buyer, both prior to and after the Closing, in connection with any and all information requests made by or on behalf of Buyer, relating to the Units, including the books and records of the Units. The provisions of this Section 10(c) shall survive the Closing.
11.    AS-IS SALE. To the maximum extent permitted by applicable law and except for Seller’s representations, covenants and warranties specifically made herein (“Seller’s

Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law) by Seller. As a material part of the consideration for this Contract, subject to Buyer’s rights pursuant to Section 5, Buyer agrees to accept the Property on an “as is” and “where is” basis, with all faults as of the date hereof, subject to normal wear and tear, and without any representation, covenant or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty, covenant or representation is made by Seller as to fitness for any particular purpose, merchantability, design, quality, condition, operation or income, existence as of Closing of any specific tenants or leases, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absence of faults, flooding, or compliance with laws and regulations including, without limitation, those relating to health, safety and the environment. Buyer acknowledges that Buyer has entered into this Contract with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, other than the Seller’s Warranties, Buyer is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property. The provisions of this paragraph shall survive indefinitely any Closing or termination of this Contract and shall not be merged into the Closing documents.
12.    CLOSING COSTS. Seller shall pay all state and city transfer taxes, and sales tax, if any, on the Personal Property. Buyer shall pay for any title commitment, title policy and/or survey requested by Buyer. Each party shall pay its own attorneys’ fees.
13.    REAL ESTATE BROKER. The parties acknowledge that Grubb & Ellis New York, Inc. is representing Seller in this transaction and shall be paid a commission by the Seller pursuant to a separate agreement with Seller, and that neither party knows of any other broker entitled to a commission in connection with this transaction. Any party to this Contract through whom a claim to any broker’s, finder’s or other fee is made, in contravention of the representations made above in this paragraph, shall indemnify, defend and hold harmless the other party to this Contract from any loss, liability, damage, cost or expense, including, without limitation, reasonable attorney’s fees, court costs and other legal expenses paid or incurred by the other party, in any way related to such a claim. The provisions of this paragraph shall survive Closing or termination of this Contract.
14.    DELIVERY OF DEED; PAYMENT; DISBURSEMENT OF PROCEEDS. At or before Closing, Seller and Buyer (as appropriate) agree to properly execute and deliver into escrow:
(a)    a Condominium Unit Deed, with covenants against grantor’s acts, in proper statutory form for recording, for each of the Units (including the Storage/Trash Unit only if the Condo Board does not exercise the ROFO), which shall convey to Buyer marketable fee simple title to the Property free and clear of all liens and encumbrances other than the Permitted Exceptions (“Deed”) and in the form annexed hereto and made a part hereof as Exhibit F, (or, if applicable, separate deeds for each Unit) and all related sales and transfer tax returns, together with payment of all applicable sales and transfer taxes;

(b)    an affidavit in lieu of registration statement made pursuant to the Multiple Dwelling Law to the extent required by any governmental agency having jurisdiction;
(c)    a statement by the Condo Board or its managing agent that the common charges and any assessments then due and payable to the Orion with respect to the Units have been paid to the date of Closing, and that the Units are free from all liens for common charges and assessments, and if required by Buyer’s mortgage lender, an estoppel certificate from the Condo Board certifying same.
(d)    Evidence of the Condo Board’s waiver of its ROFO with respect to the Storage/Trash Unit, as applicable, which evidence shall be satisfactory to the Title Company, in its reasonable discretion;
(e)    A resignation by the representative of Seller from the Condo Board with respect to the Units, if applicable;
(f)    a non-foreign status affidavit in the form annexed hereto and made a part hereof as Exhibit G;
(g)    a bill of sale conveying, “as is” and without representations or warranties of any kind, the Personal Property, in the form annexed hereto an made a part hereof as Exhibit H;
(h)    an Assignment and Assumption of the Leases and Security Deposits in the form annexed hereto and made a part hereof as Exhibit I;
(i)    an updated Rent Roll, arrears report and schedule of security deposits, certified by Seller as of the date of Closing;
(j)    a bring down certificate with respect to Seller’s representations and warranties provided herein in a form reasonably satisfactory to Seller and Buyer;
(k)    Seller shall pay all processing fees and charges payable to the Orion (and/or its managing agent) in connection with this sale and provide proof thereof to Buyer at Closing;
(l)    the original Leases and guarantees of the Leases and any other agreements with tenants, (or copies if originals unavailable) and related tenant files. If original counterparts of the foregoing are not in Seller’s possession, Seller shall deliver true and complete copies thereof, certified by Seller (and by each tenant pursuant to the tenant estoppel letters described below) to be true and complete in all material aspects;
(m)    an original letter in the form annexed hereto and made a part hereof as Exhibit J, executed by Seller and Buyer, advising the tenants under the Leases of the sale of the Property to Buyer and directing that rents and other payments thereafter be sent to Buyer or as Buyer may direct;
(n)    an indemnity agreement from Seller to Buyer with respect to any warranty periods with respect to landlord’s work granted under the Leases of Retail Unit B or the Trash/Storage Unit remaining outstanding as of the Closing Date only , with respect to matters covered by such warranties only, for the remaining period of such warranties only.
(o)    a standard Owner’s Title Affidavit to Title Company and other insurers with respect to the Property;
(p)    the keys to the Property and related items in Seller’s possession;
(q)    evidence of insurance of the Unit by Buyer in accordance with the provisions of the Condominium Declaration and Bylaws.
(r)    such other instruments and documents consistent with this Contract that may be reasonably and customarily required of Buyer to effect the transaction contemplated herein, including all documents required by the condominium board or declarant in connection with the conveyance of the Units; and
(s)    such other instruments and documents consistent with this Contract that may be reasonably and customarily required of Seller to effect the transaction contemplated herein and within Seller’s control, provided that such instruments or documents may be delivered without additional cost or liability to Seller (other than de minimis amounts).
15.    INSURANCE; CASUALTY; CONDEMNATION.
(a)    Notwithstanding anything contained herein to the contrary (subject to Section 15(c)) or in any law now or hereafter in effect, if all or a portion of the Property is damaged by casualty, provided the Property is substantially restored to the condition prior to such casualty at or prior to the Closing Date and Seller complies with the remainder of its obligations under this Contract, then Buyer’s obligations under this Contract shall not be excused nor shall there be any reduction in the purchase price by reason thereof. In the event of such restoration, Seller shall restore the Property as required by the Condo Documents.
(b)    Seller agrees to promptly give Buyer written notice of any fire or other casualty occurring at the Property of which Seller obtains knowledge, between the date hereof and the date of the Closing, or of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.
(c)    If prior to the Closing there shall occur (i) damage to the Property caused by fire or other casualty that would (1) cost $1,000,000 or more to repair to the condition existing prior to such casualty as reasonably determined by an engineer selected by Seller who is reasonably satisfactory to Buyer or (2) permit any of the tenants in Retail Unit A, Retail Unit B or the Garage Unit to terminate their respective Leases (unless such termination right shall be waived by such tenant) or (ii) a taking by condemnation of any “material portion of the Property” (as hereinafter defined), then, and in either such event, Buyer may elect to terminate this Contract by written notice given to Seller within sixty (60) days after Seller has given Buyer the notice of such casualty or condemnation referred to in subparagraph (b) above or at the Closing, in which event the Earnest Money, together with all interest earned thereon, shall be returned by Buyer and this Contract shall be null and void and neither party hereto shall have any further obligation to the other hereunder except for Surviving Obligations. If Buyer does not elect to terminate this Contract, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign to Buyer at the Closing, by written instrument in form reasonably satisfactory to Buyer, all of Seller’s interest in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, shall deliver to Buyer any such proceeds or awards actually theretofore paid, less any amounts (“Reimbursable Amounts”) theretofore actually and reasonably expended or incurred by or for the account of Seller (x) in adjusting any insurance claim or negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys’ fees and expenses), any such adjustment or settlement to be subject to Buyer’s consent, and/or (y) for the cost of any compliance with laws, protective restoration or emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carriers for such expenditures). Buyer shall receive a credit at Closing for proceeds collected by Seller and not expended for the casualty and any deductible payable under Seller’s insurance attributable to the casualty as it pertains to the Property.
(d)    If, prior to the Closing, there shall occur (a) damage to the Property caused by fire or other casualty that would cost less than $1,000,000 to repair to the condition existing prior to such casualty, as reasonably determined by an engineer selected by Seller who is reasonably satisfactory to Buyer and which will not permit any of the tenants in Retail Unit A, Retail Unit B or the Garage Unit to terminate their respective Leases or (b) a taking by condemnation of any part of the Property that does not include a “material portion of the Property,” neither party shall have the right to terminate its obligations under this Contract by reason thereof, but, at Buyer’s option, (i) Seller shall be obligated to restore the Property substantially to its condition on the date of this Contract, in which case the Closing shall be adjourned for the time reasonably necessary to accomplish such restoration or (ii) Seller shall assign to Buyer at the Closing, by written instrument in form and substance reasonably satisfactory to Buyer, all of Seller’s interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, and shall deliver to Buyer any such proceeds or awards actually theretofore paid, in each case less any Reimbursable Amounts. Buyer shall receive a credit at Closing for proceeds collected by Seller and not expended for the casualty and any deductible payable under Seller’s insurance attributable to the casualty as it pertains to the Property.
(e)    For the purposes of this paragraph, the term “material portion of the

Property” shall mean (i) more than 5% of the aggregate floor area or street frontage of the Property, (ii) a portion of the Property which would allow any of the tenants in Retail Unit A, Retail Unit B or the Garage Unit to terminate their respective Leases (unless such termination right shall be waived by such tenant) or (iii) the permanent denial of access to any street adjacent to the Property.
(f)    Except as set forth above or as otherwise required pursuant to the terms of the Leases and or the Condo Documents, nothing contained in this paragraph shall be construed to impose upon Seller any obligation to repair any damage or destruction caused by fire or other casualty or condemnation.
(g)    Seller and Buyer expressly acknowledge and agree that the provisions of this paragraph, and not Section 5-1311 of the New York State General Obligations Law, shall govern the rights and obligations of the parties in the event of a fire or other casualty.
(h)    The provisions of this Paragraph 15 shall survive the Closing to the extent that any portion of insurance proceeds or condemnation awards is not fully paid or disbursed prior to Closing.
16.    TENANT ESTOPPELS AND SNDAS.
(a)    Seller shall deliver to Buyer, at least ten days prior to Closing, tenant estoppels from the tenants under the Leases, and if a guaranty was executed in connection with any Lease, guarantor estoppel certificates, substantially in the form attached hereto as Exhibit K, as may be modified by tenant thereunder so long as such modifications do not show any material defects, exceptions or qualifications (or if a tenant will not deliver such a form, despite Seller’s reasonable efforts, then in the form required by each tenant’s Lease), certified to Buyer, Buyer’s mortgage lender and their respective successors and/or assigns, dated no earlier than twenty (20) days prior to the Closing Date (collectively, the “Estoppel Letters”). If Buyer’s mortgage lender shall have any comments to the Estoppel Letters, then Seller shall use commercially reasonable efforts to cause the tenant(s) and/or guarantor(s) to accommodate any such requested changes, provided, however, that tenant’s failure to accommodate Buyer’s lender shall not render the Estoppel Letters deficient for the purposes hereof. Seller shall request in writing that the tenants execute such Estoppel Letters, and Seller shall use commercially reasonable efforts to cause all of the tenants to execute and deliver same. In the event Seller, despite its commercially reasonable efforts (which efforts shall be deemed to include sending a notice of default/notice to cure to the non-complying tenant under its Lease, but shall not include litigation against such tenant), is unable to obtain all of the Estoppel Letters, Buyer shall nonetheless be obligated to close hereunder provided, and upon the express condition that, Seller delivers (i) Estoppel Letters from the tenants occupying Retail Unit B and the Garage Unit, as well as Starbucks, in the event the Starbucks Lease has been executed prior to the date hereof; and (ii) a Seller's estoppel, in the form required hereunder, for the remaining balance of the tenants. In order to constitute an Estoppel Letter which complies with the requirements of this Contract, such certificate must confirm that (i) the rent and other economic terms of the Lease are consistent with the respective tenant’s Lease annexed hereto as Exhibit B and (ii) neither tenant nor Seller, as landlord, is in default under the Lease. Not later than five (5) calendar days after the expiration of the Due Diligence Period, Seller shall request such Estoppel Letters from all such tenants.
(b)    Provided that Buyer provides to Seller, as soon as reasonably possible after execution of this Contract and after a mortgage lender has been designated by Buyer, a form of Subordination, Nondisturbance and Attornment Agreement (“SNDA”) from Buyer’s lender, Seller shall obtain an executed SNDA from the tenants of Retail Unit B and the Garage Unit (and from Starbucks if the Starbucks Lease has been signed), and shall deliver the same to Buyer at Closing, in form substantially similar to the form provided by Buyer, provided the same may be reasonably modified to the extent negotiated by the applicable tenant and Buyer’s lender. In the event despite a commercially reasonable effort to obtain an SNDA from either the tenant of Retail Unit B or the Garage Unit (and from Starbucks if the Starbucks Lease has been signed, but excluding the tenant of the Trash/Storage Unit), Seller is unable to do so prior to Closing, Seller shall be entitled to extend the Closing Date one or more times, through and including December 31, 2012 to obtain the same, as further set forth in Paragraph 4 hereof. In addition, Seller shall use commercially reasonable efforts to obtain an executed SNDA from the tenant of the Trash/Storage Unit; provided, however, the delivery of same shall not be a condition of Closing, and the Closing Date shall not be adjourned pursuant to Paragraph 4 by reason of Seller’s inability to deliver an SNDA from such tenant.
17.    FOREIGN INVESTMENT. Seller represents that Seller is not a foreign person as described in the Foreign Investment in Real Property Tax Act and agrees to deliver a certificate at Closing to that effect which shall contain Seller’s tax identification number.
18.    ASSIGNMENT. Buyer may not assign its rights under this Contract without the consent of Seller. Notwithstanding anything to the contrary contained in this Section 18, Buyer shall have a right to assign Buyer’s rights under this Contract, to (i) ARC NYW42ST001, LLC, with respect to Retail Unit A, (ii) ARC NYW42ST002, LLC, with respect to Retail Unit B, (iii) ARC NYW42ST004, LLC with respect to the Garage Unit and ARC NYW42ST003, LLC with respect to the Trash/Storage Unit, all of which entities are affiliates or subsidiary of American Realty Capital New York Recovery REIT, Inc., provided that (i) Buyer designates such assignees at least three (3) business days prior to the Closing Date; (ii) the Closing is not delayed as a result of such assignment, (iii) the assignee of this Contract assumes in writing, the obligations of Buyer under this Contract, (iv) the assignment is made without consideration, and (v) the Closing hereunder to all such assignees happens simultaneously on the Closing Date.
19.    DEFAULT AND REMEDIES. Seller or Buyer shall be in default under this Contract if either fails to comply with any material covenant, agreement or obligation within any time limits required by this Contract or breaches its representations and warranties in any material respect. Following a default by either Seller or Buyer under this Contract, the other party shall have the following remedies:
(a)    If Seller defaults, Buyer may (i) specifically enforce this Contract; or (ii) terminate this Contract by written notice to Seller. If Buyer elects to terminate this Contract, the Earnest Money, and all interest earned thereon, shall be returned to Buyer within five (5) days after written demand and Buyer shall be entitled to reimbursement for Buyer’s expenses relating to this Contract, including its due diligence expenses and any expenses incurred in arranging financing to purchase the Units, which shall in no event exceed $75,000. Upon termination, except as set forth herein and for Surviving Obligations, neither party shall have any further rights or obligations hereunder.
(b)    If Buyer defaults, Seller shall be entitled to terminate this Contract by written notice to Buyer and retain the Earnest Money as liquidated damages as Seller’s sole and exclusive recourse and remedy, the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Buyer’s breach, and that the Earnest Money represents as fair an approximation of such actual damages as the parties can now determine, and following such termination, neither party shall have any further rights or obligations hereunder.
Notwithstanding any limitation of remedies above, if, as a result of a default under this Contract, either Seller or Buyer employs an attorney to enforce its rights, the defaulting party shall reimburse the nondefaulting party for all reasonable attorneys’ fees, court costs and other legal expenses incurred by the nondefaulting party in connection with the default.
20.    DISPOSITION OF EARNEST MONEY; ESCROW AGENT.
(a)    The funds represented by the Earnest Money shall be held in escrow by the Escrow Agent in an interest bearing bank account. The Earnest Money, together with any interest earned thereon (a) shall become the property of Seller (i) upon the delivery of the Deed, or (ii) after proper demand by Seller without written objection from Buyer in the manner described below; (b) shall be returned to Buyer after proper demand by Buyer without written objection from Seller in the manner described below; or (c) shall be delivered to either Seller or Buyer in accordance with a final judgment, which is no longer subject to, or the subject of, an appeal, of a court of competent jurisdiction directing the disposition of the Earnest Money.
(b)    It is understood and agreed that the Escrow Agent’s sole duties hereunder are as provided herein and that the Escrow Agent in the performance of its duties hereunder is hereby released and exculpated from all liability except for willful malfeasance or gross negligence and shall not be liable or responsible for anything done or omitted to be done in good faith as herein provided. If either Seller or Buyer makes a written demand upon the Escrow Agent setting forth the basis for such demand, for payment of all or a portion of the Earnest Money, the Escrow Agent shall give at least five (5) Business Days’ written notice to the other party of such demand and of its intention to pay over the amount demanded on a stated date. If before the proposed payment date the Escrow Agent does not receive a written objection to the proposed payment setting forth the basis for such objection, the Escrow Agent is hereby authorized and directed to make such payment. If before the proposed payment date such other party (or its counsel) delivers to the Escrow Agent a written objection to such payment setting forth the basis for such objection, the Escrow Agent shall promptly deliver a copy of such objection to the party originally demanding payment, and shall continue to hold such amount until otherwise directed by the joint written instruction of Seller and Buyer or by a final judgment of a court which is no longer subject to, or the subject of, an appeal. In the event that a dispute shall arise as to the disposition of all or any portion of the Earnest Money held by the Escrow Agent, the Escrow Agent shall, at its option, either (a) commence an action of interpleader and deposit the same with a court of competent jurisdiction, pending the decision of such court, and shall be entitled to rely upon the final judgment of any such court with respect to the disposition of all or any portion of the Earnest Money provided that such judgment is no longer subject to, or the subject of, an appeal or (b) hold the same pending receipt of joint instructions from Seller and Buyer and shall be entitled to rely upon such joint instructions with respect to the disposition of all or any portion of the Earnest Money or issuance of a final court order. The Escrow Agent shall be entitled to consult with counsel and be reimbursed for all reasonable expenses of such consultation with respect to its duties as Escrow Agent and shall be further entitled to be reimbursed for all reasonable out of pocket expenses incurred in connection with such activities. All such expenses shall be paid by the party whose position shall not be sustained.
(c)    The Escrow Agent may act or refrain from acting in respect of any matter referred to herein, in full reliance upon and by and with the advice of counsel which may be selected by the Escrow Agent and shall be fully protected in so acting or so refraining from acting upon the advice of such counsel. The Escrow Agent shall have the right to rely upon the certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by the Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof. The Escrow Agent shall not be bound by any modification of this Contract that affects the rights or duties of the Escrow Agent unless it shall have given its prior written consent thereto. The Escrow Agent may, but shall not be required to, institute or defend any action or legal process involving any matter referred to herein which in any manner affects the Escrow Agent or its duties or liabilities hereunder, unless or until requested to do so by Seller or Buyer and then only upon receiving full indemnity in an amount, and of such character, as the Escrow Agent shall require, against any and all claims, costs, liabilities, judgments, reasonable attorneys’ fees and other expenses of any kind in relation thereto.
(d)    Seller and Buyer agree, severally, to indemnify and save the Escrow Agent harmless from any losses, claims, liabilities, judgments, reasonable attorneys’ fees and other expenses of every kind and nature which may be incurred by the Escrow Agent by reason of its acceptance of, and its performance under, this Contract, other than as a result of the Escrow Agent’s willful or grossly negligent conduct.

(e)    The Escrow Agent may at any time resign hereunder by giving notice of its resignation to Seller and Buyer at least fifteen (15) days prior to the date specified for such resignation to take effect and, upon the effective date of such resignation, the Earnest Money shall be delivered by the Escrow Agent to such person or entity as Seller and Buyer may have jointly designated in writing or to such person or entity as may be designated as hereinafter provided as the successor Escrow Agent, whereupon all duties and obligations of the Escrow Agent named herein shall cease and terminate. If no such person or entity shall have been designated by both Seller and Buyer by the date which is five (5) days prior to the date specified for such resignation to take effect then the Escrow Agent may designate a law firm or bank in New York City to act as escrow agent hereunder.
(f)    Seller represents that its federal taxpayer I.D. number is set as set forth on the signature page. Buyer represents that its federal taxpayer I.D. number is set as set forth on the signature page. The party receiving any portion of the interest earned on the Earnest Money shall pay all taxes on and with respect to the same. The Escrow Agent shall not be responsible for any diminution in value of the Earnest Money, loss of any principal or interest thereon, or penalties incurred with respect thereto, for any reason whatsoever, provided the Earnest Money has been invested by the Escrow Agent as hereinabove provided.
21.    ENTIRE AGREEMENT AND MANNER OF MODIFICATION. This Contract and any attachments or addenda hereto constitute the complete agreement of the parties concerning the Property, supersede all other agreements and may be modified only by written agreement.
22.    NOTICES. All notices, consents, approvals, requests or other communications (collectively, “notices”) which may or are required to be sent, delivered, given, made, maintained or obtained under this Contract shall be in writing and shall be served personally, by facsimile (confirmed as set forth below), by certified mail, return receipt requested or by reputable overnight delivery service guaranteeing next day delivery and providing a receipt. All notices shall be addressed to the parties at the respective addresses as set forth below, including counsel, except that any party may, by notice in the manner provided above, change this address for all subsequent notices. Notices shall be deemed served and received upon the earlier of the date personal delivery is effected, or in the case of mailing, three (3) days after the date of mailing, or the first (1st) Business Day following the date of deposit with a reputable overnight delivery service or upon delivery by facsimile, provided that any facsimile notice must be confirmed by overnight delivery deposited within two (2) Business Days after delivery by facsimile. A party’s failure or refusal to accept service of a notice shall constitute delivery of the notice. Notice given by counsel to a party shall be deemed to be notice from such party.
23.    NO-ACTION LETTER; PLAN AMENDMENT. Seller shall use commercially reasonable good faith efforts to obtain either the No-Action Letters or Plan Amendment as provided herein. Seller shall, within ten (10) Business Days after execution of this Contract, apply for No-Action Letters from the New York State Attorney General (“AG”) in connection with the sale of the Units to Buyer as set forth herein, enabling Seller to transfer title to such Units to Buyer without the necessity of amending the applicable plans to offer the Units for sale under the plans (the “No-

Action Letters”). In connection therewith, Buyer shall (i) simultaneously with the execution of this Contract, deliver executed and notarized originals of the Affidavit in Support of No-Action Letter in the form annexed hereto and made a part hereof as Exhibit L, (ii) reasonably cooperate, at no additional cost or expense of Buyer, in all other respects with request to Seller’s application to the AG for an issuance of the No-Action Letters, and (iii) submit any amendment or additional information that the AG may require in connection with such applications. Seller shall prosecute its application with the AG in good faith and with commercially reasonable due diligence, including, without limitation, submitting its application and any additional filings required by the AG, on a timely basis. In the alternative, in Seller’s discretion, Seller may pursue an amendment to the Condominium Plan to the extent required to permit the sale of the Units in accordance with the terms of this Contract (“Plan Amendment”). In the event Seller, despite its good faith efforts, is unable to obtain either (i) the No-Action Letters or (ii) the Plan Amendment to Buyer on or before June 30, 2012, Seller shall notify Buyer of the same, and this Contract shall automatically terminate and be of no further force and effect, and neither party hereto shall have any further obligation to the other hereunder, other than the Surviving Obligations; provided, however, Buyer may, in its sole and absolute discretion, by written notice delivered to Seller, abrogate any termination notice delivered by Seller hereunder and further extend the date by which Seller shall obtain the No-Action Letters or the Plan Amendment, to a date which is no later than December 31, 2012.
24.    ASSIGNMENT OF EXISTING MORTGAGE. If so requested by Buyer, Seller shall use reasonable and good faith efforts to cause the existing mortgagee to assign its mortgage to Buyer’s lender at Closing, provided that (a) Buyer shall pay any usual and customary processing fees, charges, attorneys fees, costs and expenses of Seller’s lender associated with such assignment (but excluding any prepayment fees or similar charges), and (b) Seller shall satisfy the indebtedness related to any such mortgage. In the event the existing mortgage(s) is assigned to Buyer’s lender, the net savings of mortgage recording taxes (after payment of any lender charges, including attorneys’ fees) shall be shared equally by Buyer and Seller, and Seller shall receive a credit at Closing for such amount.
25.    EXCHANGE. Both parties shall be entitled to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, for fee title in the property which is the subject of this Contract. Seller and Buyer expressly reserve the right to assign such party’s respective rights, but not its obligations, hereunder to a Qualified Intermediary on or before the Closing Date and both parties agree to cooperate with each other so long as the other party incurs no additional costs (other than de minimis attorneys’ fees) or liability therefor, there is no change to the Purchase Price or other economic terms of this transaction and the documents relating to such 1031 Exchange are reasonably satisfactory to the party being requested to sign the same, and the party requesting such cooperation shall provide a surviving indemnity to the other party in a form reasonably acceptable to such other party. Each party specifically acknowledges that this Contract is not conditioned upon such party’s ability to effect a 1031 Exchange, and neither party shall be permitted to extend the Closing Date in order to effectuate a 1031 Exchange.
26.    PROPERTY TAX APPEALS. In the event there are any pending property tax appeals affecting the tax year in which the Closing occurs, at the Closing, Buyer shall assume the prosecution of such proceedings and the contract with the party prosecuting the same, and shall pay all legal, accounting and other expenses that may be incurred in connection with such appeal. If such determination shall result in a refund or credit, then the net amount of such refund or credit (after paying therefrom pro rata all Buyer’s costs including attorney’s fees in connection with such proceedings and any refunds or credits owed to tenants under the Leases and paying all amounts due to tenants under Leases) shall be apportioned between Seller and Buyer based upon the Closing Date, and any amount due to Seller shall be promptly paid by Buyer. Seller shall have no right to settle any tax proceedings affecting the tax year in which the Closing occurs without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. The provisions of this paragraph shall survive the Closing.
27.    NO SURVIVAL. Except as otherwise expressly provided to the contrary in this Contract, the delivery and acceptance of the Deed(s) at the Closing shall be deemed to constitute full compliance by Seller with all of the terms, conditions and covenants of this Contract on Seller’s part to be performed, and the representations, warranties, covenants or other obligations of Seller set forth in this Contract shall not survive the Closing, and no action based thereon shall be commenced after Closing.
28.    COUNTERPART AND FACSIMILE EXECUTION. This Contract may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. This Contract may be executed by facsimile signature, which shall be fully effective as an original.
29.    BUSINESS DAYS. As used in this Contract, the term “Business Day” shall mean any day that is not a Saturday, Sunday or any federal holiday for which financial institutions or post offices in New York, New York are generally closed for observance thereof. If any time period or deadline hereunder is expressed in “days” and the day in question is not a Business Day, then the time period shall be deemed extended to the Business Day following such day.
30.    STARBUCKS LEASE. The parties acknowledge that Seller is in the process of negotiating a lease with Starbucks for space in Retail Unit A (the “Starbucks Lease”) on the basic terms set forth on the attached Exhibit M (the “Starbucks Proposal”).
(a)    Seller shall negotiate the Starbucks Lease based on the terms of the Starbucks Proposal. Any variations in the Starbucks Lease from Starbucks Proposal that affect the material issues set forth in Exhibit N attached hereto and incorporated herein by reference (“Material Starbucks Provisions”) in an adverse manner to Buyer are subject to the prior written approval of Buyer, which approval (1) may be granted or withheld in its sole and absolute discretion with respect to monetary and economic changes and (ii) shall not be unreasonably withheld with respect to non-monetary and non-economic changes. All other variations to the Starbucks Lease from the terms of the Starbucks Proposal that affect Buyer in an adverse manner are subject to the prior written approval of Buyer, which approval shall not be unreasonably withheld. In the event Seller enters into the Starbucks Lease prior to Closing pursuant to the terms of this Paragraph 30, the Starbucks Lease shall become a “Lease” within the meaning of the word as otherwise used in this Contract.
(b)    At Closing, in the event the Starbucks lease has been entered into, Seller shall credit Buyer with (1) the agreed-upon cost of completing the landlord’s work related to the Starbucks Lease (the “Work Credit”), a description of which work is set forth on Exhibit O (“Landlord’s Work”) attached hereto and incorporated herein by reference, whether or not the Starbucks Lease shall be executed and (2) $43,500, which is equal to three (3) months of the free-rent credit or rent abatement provided under the Starbucks Proposal (the “Rent Abatement Credit”), whether or not the Starbucks Lease shall be executed. The Work Credit shall be agreed upon prior to Closing by the parties as follows: (i) within five (5) days following execution hereof, Seller shall deliver to Buyer its estimate of the costs of such work, along with supporting evidence, as determined by a licensed engineer or contractor selected by Seller (“Seller’s Work Credit Estimate”); (ii) if Buyer disagrees with Seller’s estimate, Buyer may engage a licensed engineer or contractor to estimate the costs of such work, and shall deliver such estimate, along with supporting evidence, to Seller within ten (10) days after receipt of Seller’s Work Credit Estimate (“Buyer’s Work Credit Estimate”); and (iii) if Buyer and Seller still are unable to agree on the amount of the Work Credit, the Work Credit shall equal the average of the Seller’s Work Credit Estimate and the Buyer’s Work Credit Estimate. In the event the Starbucks Lease has not been entered into at Closing, at Closing, Seller shall deposit the Work Credit and the Rent Abatement Credit into escrow with Escrow Agent pursuant to the terms of the Starbucks Escrow Agreement (defined below), to be entered into between the parties at Closing, which shall provide that when the Starbucks Lease or any other lease with a tenant with an S&P and Moody’s rating of not less than Starbucks’ rating, such funds shall be released to Buyer, provided, however, that in the event Buyer enters into a lease providing for a lower cost landlord work or lower cost rent abatement, any excess shall be refunded to Seller. In the event Buyer enters into a lease for such space with a tenant that does not have an S&P and Moody’s rating at least equal to Starbucks’ rating, then Buyer shall be entitled to retain the full amount of such escrowed funds.
(c)    In the event the Starbucks Lease is not executed prior to Closing, at Closing, Buyer and Seller will enter into a Master Lease (“Master Lease”), pursuant to which Seller will Master Lease Retail Unit A from Buyer on the following terms and conditions:
(i)    Commencement Date: Closing Date.
(ii)    Termination Date: Earlier to occur of: (1) Buyer’s receipt of the fully executed lease from Starbucks for Retail Unit A under the proposed lease terms detailed in the Starbucks Proposal, which (providing (2) below has not occurred), Buyer shall counter-execute as landlord or (2) Buyer’s entering into a lease with any other tenant for Retail Unit A, which lease shall be on terms and conditions acceptable to Buyer in its sole and absolute discretion, and all conditions to the effectiveness of such lease being satisfied.

(iii)    Rent: $14,500 per month (“Monthly Rent”), payable on the first (1st) day of each calendar month.
(iv)    Buyer shall have the right to terminate the Master Lease at any time by providing written notice to Seller together with the Rent Reimbursement (hereinafter defined), upon which the Master Lease shall automatically terminate effective immediately and shall be of no further force or effect. In the event the Master Lease is terminated on a day other than the first (1st) day of a calendar month, the parties shall pro-rate the Monthly Rent such that Seller shall be entitled to a reimbursement for a portion of the Monthly Rent in an amount equal to $14,500 multiplied by a fraction whose (a) numerator shall be the number of days remaining in the month in which the Master Lease is terminated, and (b) denominator shall be the total number of days in the month in which the Master Lease is terminated (the “Rent Reimbursement”).
(v)    Seller shall not take physical possession of Retail Unit A pursuant to the Master Lease and shall have no right to store any personal property or otherwise use or occupy Retail Unit A. Seller shall have no right to enter into an assignment, sublease, license agreement or other occupancy agreement under the Master Lease without the consent of Buyer, which consent may be granted or withheld in its sole and absolute discretion.
(d)    In the event the Starbucks Lease is not executed prior to Closing, at Closing, Seller shall deposit the sum of (i) $130,500 (equal to nine (9) months of rent as anticipated under the Starbucks Lease) less (ii) the Monthly Rent Credit paid at Closing, with Escrow Agent (“Starbucks Escrow”) pursuant to the terms of the escrow agreement to be entered into by the parties and escrow agent at Closing (the “Starbuck’s Escrow Agreement”), and the Monthly Rent shall be paid to Buyer out of the Starbucks Escrow each month on the first (1st) day of each month following the Closing. The remaining balance of the Starbucks Escrow shall be released to Seller following the termination of the Master Lease pursuant to Paragraph 30(c)(ii) above.
(e)    At Closing, whether or not the Starbucks Lease has been executed, Seller shall credit Buyer the amount of the unpaid Starbucks Commission, pursuant to the Commission Calculation set forth on Exhibit P attached hereto and incorporated herein by reference. The parties agree that if the Starbucks Lease is not executed prior to Closing, the full amount of the Starbucks Commission shall be credited to Buyer at Closing as if the Starbucks Lease had been executed, with no part of the Starbucks Commission having been paid prior to the Closing. Buyer shall agree, upon receipt of such credit, to indemnify and hold harmless Seller, from any claim by any broker for any obligation to pay a brokerage fee with respect to such unpaid Brokerage Commission credited to Buyer at Closing.
(f)    In the event the Starbucks Lease is not executed prior to Closing, Seller shall deliver, or cause its attorneys to deliver, the following items at Closing: the most recent draft of the Starbucks Lease, Seller’s most recent comments to the Starbucks Lease, and all executed letters of intent or similar executed documents between Starbucks and Seller related to the Starbucks Lease, to the extent in Seller’s possession or the possession of Newmark or Seller’s attorneys. Following the Closing, Buyer shall have sole control of, and be the final decision maker in connection with, all negotiations with Starbucks Corporation with respect to the Starbucks Lease. At Closing, Seller shall irrevocably authorize Seller’s leasing attorneys to discuss the drafts of, and comments to, the Starbucks Lease with Buyer and Buyer’s attorneys, and, upon Buyer’s request, Seller shall reasonably cooperate (and shall request that leasing attorneys reasonably cooperate), at Buyer’s sole cost and expense, to assist Buyer and Buyer’s attorneys in finalizing negotiations with Starbucks.
31.    GOVERNING LAW; VENUE. The laws of the State of New York shall govern the validity, enforcement and interpretation of this Contract. Any dispute or cause of action under this Contract shall be resolved in a court of competent subject matter jurisdiction in New York, New York.
32.    FURTHER ACTS. In addition to the acts recited in this Contract to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.
33.    WAIVER OF TRIAL BY JURY. Buyer and Seller each hereby agrees not to elect a trial by jury of any issue triable of right by jury, and waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this Contract or any claim, counterclaim or other action arising in connection therewith. This waiver of right to trial by jury is given knowingly and voluntarily by Buyer and Seller and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Seller or Buyer, as applicable, is hereby authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver by Buyer or Seller, as applicable. The provisions of this paragraph shall survive the Closing or earlier termination of this Contract.
34.    NO WAIVER. No waiver by either Buyer or Seller of any failure or refusal to comply with Buyer’s or Seller’s, as applicable, obligations under this Contract shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer executed this Contract as of the date first above written.

BUYER AMERICAN REALTY CAPITAL III, LLC By: Print Name: Title: EIN Number: 27‑2086905	SELLER EXTELL ORION HOLDINGS LLC By: Print Name: Gary Barnett Title: President EIN Number: 20‑5872597
Notice Address:
c/o American Realty Capital
405 Park Avenue, 12th Floor
New York, New York 10022
Attention: Jesse Galloway, Esq.
Telephone Number: 212-415-6516
Facsimile Number: 646-861-7751

With a copy to:
Donovan LLP
152 Madison Avenue, 14th Floor
New York, New York 10016
Attention: Nicholas T. Donovan, Esq. Telephone Number: 212-980-1900
Facsimile Number: 212-223-0966

Notice Address:
c/o Extell Development Company
Attn: Dov Hertz
805 Third Avenue, 7th Floor
New York, NY 10022
Telephone:    212‑712‑6000
Fax:    212‑712‑6100

With a copy to:
Jennifer M. Schwartz
c/o Extell Development Company
805 Third Avenue, 7th Floor
New York, NY 10022
Telephone:    816‑360‑4279
Fax:    816‑753 1536

Escrow Agent hereby acknowledges receipt of the Earnest Money and agrees to hold the same pursuant to the terms hereof.

CHICAGO TITLE INSURANCE COMPANY

By:
Name: Edwin Ditlow
Title:

Chicago Title Insurance Company
Suite 1325, 1515 Market Street
Philadelphia, PA 19102-1930
Attention: Edwin G. Ditlow
Telephone: 215-875-4184;
Telecopy: 215-732-1203;

EXHIBIT LIST - ORION

Exhibit A	Legal Description of Units

Exhibit B	Rent Roll

Exhibit C	Due Diligence Materials

Exhibit D	Title Evidence

Exhibit E	Litigation Schedule

Exhibit F	Form Deed

Exhibit G	Form of FIRPTA

Exhibit H	Form of Bill of Sale

Exhibit I	Form of Assignment and Assumption of Leases

Exhibit J	Form of Tenant Notice Letter

Exhibit K	Form of Tenant Estoppel

Exhibit L	Form of Offeree’s Affidavit in Support of No-Action Letter

Exhibit M	Starbucks Proposal

Exhibit N	Material Starbucks Provisions
Exhibit O    Landlord’s Work
Exhibit P    Commission Calculation